Exhibit 99.1

URBAN OUTFITTERS, INC.

Philadelphia, PA – November 7, 2006

For Immediate Release	Contact:	John E. Kyees
Chief Financial Officer
(215) 454-5500

Urban Outfitters Reports Q3 Sales Up 7%

Urban Outfitters, Inc. (NASDAQ:URBN), a leading lifestyle consumer products company operating under the Anthropologie, Free People and Urban Outfitters brands, today announced sales for the three and nine months ended October 31, 2006.

Total sales for the third quarter increased by 7% over the same period last year to $308.4 million. The growth was primarily driven by a 24% increase in the total number of stores in operation. These new and non-comparable stores added $35.1 million in sales during the period. Also contributing to the increase was a 15% increase in Free People Wholesale sales and a 17% rise in direct-to-consumer sales through the Company’s catalogs and web sites.

These factors more than offset a 10% decrease in total Company comparable store sales during the third quarter. By brand, ‘comp’ store sales decreased by 10% at Anthropologie, 10% at Urban Outfitters and increased by 9% at Free People. In the prior year’s third quarter, ‘comps’ rose by 13% and, by brand, increased by 7%, 19% and 21%, respectively.

“Our Urban European stores continued to significantly exceed their sales plan while both Free People Wholesale and our direct-to-consumer business saw very positive sales increases, as well,” said Richard A. Hayne, Chairman and President. “We see a steady increase in the number of our customers who are embracing the new fashion silhouette and believe this trend augurs well for our future sales. Even though total ‘comp’ store sales improved throughout the quarter, they continue to trail last year’s level so our objective is to manage inventory levels tightly and control operating expenses to maintain healthy operating margins,” Mr. Hayne added.

Net sales for the three and nine months were as follows:

	Three months ended October 31,		Nine months ended October 31,
	2006	2005	2006	2005
	(in thousands)		(in thousands)
Urban Outfitters store sales	$143,510	$137,483	$386,232	$363,901
Anthropologie store sales	106,093	101,410	313,761	279,320
Direct-to-consumer sales	36,070	30,921	101,074	87,916
Free People sales	22,682	18,987	62,854	42,381

Total net sales	$308,355	$288,801	$863,921	$773,518

Management expects to release financial results for the three and nine months ended October 31, 2006 on November 9, 2006. During the third quarter, the Company opened 4 new Urban Outfitters stores, 4 Anthropologie stores and 1 Free People store. The Company has opened a total of 22 new stores thus far this fiscal year and expects to open a total of 32 to 33 new stores during the full year.

Urban Outfitters, Inc. is an innovative specialty retailer and wholesaler which offers a variety of lifestyle merchandise to highly defined customer niches through 102 Urban Outfitters stores in the United States, Canada, and Europe, an Urban Outfitters web site and catalog; 87 Anthropologie stores in the United States; an Anthropologie web site and catalog, and Free People, the Company’s wholesale segment, which sells its product to approximately 1,500 specialty stores, department stores and catalogs, as well as through 8 Free People stores, a web site and catalog.

This news release is being made pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Certain matters contained in this filing may constitute forward-looking statements. Any one, or all, of the following factors could cause actual financial results to differ materially from those financial results mentioned in the forward-looking statements: the difficulty in predicting and responding to shifts in fashion trends, changes in the level of competitive pricing and promotional activity and other industry factors, overall economic and market conditions and the resultant impact on consumer spending patterns, including any effects of terrorist acts or war, availability of suitable retail space for expansion, timing of store openings, seasonal fluctuations in gross sales, the departure of one or more key senior managers, import risks, including potential disruptions and changes in duties, tariffs and quotas and other risks identified in filings with the Securities and Exchange Commission. The Company disclaims any intent or obligation to update forward-looking statements even if experience or future changes make it clear that actual results may differ materially from any projected results expressed or implied therein.

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